                                                                     Exhibit 3.3

                     NETWORK ACCESS SOLUTIONS CORPORATION
       CERTIFICATE OF THE DESIGNATIONS, VOTING POWERS, PREFERENCES AND
                       RELATIVE, PARTICIPATING, OPTIONAL
                  OR OTHER SPECIAL RIGHTS OF PREFERRED STOCK
                      AND QUALIFICATIONS, LIMITATIONS OR
                             RESTRICTIONS THEREOF

               ________________________________________________

                         Pursuant to Section 151 of the
               General Corporation Law of the State of Delaware

               ________________________________________________

          We, the undersigned, being the President and Chief Executive Officer, and the Secretary, respectively, of Network Access Solutions Corporation, a Delaware corporation (the "Corporation"), DO HEREBY CERTIFY, pursuant to Section 151 of the General Corporation Law of the State of Delaware, that the following resolution was duly adopted by the Board of Directors of the Corporation as of February 4, 2000:

          "RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the "Board of Directors") by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby creates and designates a series of preferred stock of the Corporation to consist of one million five hundred thousand (1,500,000) shares, each of $0.001 par value, and the Board of Directors hereby fixes the relative rights and preferences of the shares of such Series as follows:

          1.   Designation.  The shares of such series of preferred stock shall
               -----------
be designated "Series B Convertible Preferred Stock" (referred to herein as the "Series B Preferred Stock") and shall be senior to all other capital stock of the Corporation as to the distribution of assets on liquidation, dissolution and winding up of the Corporation and with respect to dividends.

          2.   Authorized Number.  The number of shares constituting the Series
               -----------------
B Preferred Stock shall be one million five hundred thousand (1,500,000); provided, however, that the number of shares constituting the Series B Preferred Stock may be increased (but not above the total number of authorized shares of preferred stock of the Corporation) or decreased (but not below the number of shares of the Series B Preferred Stock then outstanding) by a certificate of designations executed, acknowledged and filed with the Secretary of State of the State of Delaware, in accordance with applicable law, setting forth a statement that the specified increase or decrease therein has been authorized and directed by a resolution or resolutions duly adopted by the Board of Directors. No further approval of any stockholder or stockholders of the Corporation (including, without limitation, the holders of any shares of the Series B Preferred Stock outstanding at such time) shall be required in connection therewith.

          3.   Dividends.  The holders of record of shares of the Series B
               ---------
Preferred Stock shall be entitled to receive dividends at a rate of 7.0% per annum on the stated value of the Series B Preferred Stock ($100 per share), payable in shares of Series B Preferred Stock or in cash out of funds legally available therefor. The choice of the method of payment shall be at the option of the Corporation. Dividends shall be payable annually on each anniversary of the Original Issue Date or, if such date is not a Business Day, the next succeeding Business Day. For purposes hereof, the term "Business Day" means a day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions are authorized or required by law or executive order to remain closed in the States of Texas or Virginia. Any unpaid dividends shall accumulate. No dividends shall be paid on the common stock, par value $0.001 per share, of the Corporation (the "Common Stock") or any other capital stock of the Corporation until all accrued and unpaid dividends shall have been paid on the Series B Preferred Stock and in the event the Board of Directors declares a dividend to the holders of shares of Common Stock or other capital stock of the Corporation, the Board of Directors shall at the same time declare a dividend for the holders of the Series B Preferred Stock in an amount for each share of Series B Preferred Stock equal to the dividend payable on the number of shares of Common Stock into which shares of Series B Preferred Stock may be converted or other capital stock of the Corporation.

          4.   Liquidation Preference. Upon any liquidation, dissolution or
               ----------------------
winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the holders of the shares of Series B Preferred Stock shall be entitled, before any distribution or payment is made upon the Common Stock, to be paid an amount equal to $100.00 per share plus all declared but unpaid dividends to such date (collectively, the "Liquidation Preference"). After setting apart for payment or paying in full the Liquidation Preference, the remaining assets (whether stated capital or surplus), if any, and all consideration received by the Corporation in excess of the Liquidation Preference, shall be distributed to the holders of record of the issued and outstanding shares of Common Stock. If upon any Liquidation of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series B Preferred Stock shall be insufficient to permit payment in full of the Liquidation Preference to the holders of Series B Preferred Stock, then the entire assets of the Corporation shall be distributed ratably among such holders in proportion to the full respective distributive amounts to which they are entitled. Written notice of a Liquidation, stating a payment date, the estimated amount of the Liquidation Preference, and the place where said amounts shall be payable shall be given by mail not less than 20 days prior to the payment date stated therein, to each holder of record of Series B Preferred Stock at his address as shown by the records of the Corporation. Notwithstanding the foregoing, however, the failure of the Corporation to give such notice, or any defect therein, shall not affect the legality or validity of any dividend, distribution or other action or event. Notwithstanding the provisions of Section 6(c) below, a transaction described in Section 6(c)(i) (excluding a transaction within the exclusion set forth therein) or Section 6(c)(ii) shall, at the election of one or more holders of the Series B Preferred Stock by written notice to the Corporation within 10 days prior to the date that is before the occurrence of such event, be deemed a Liquidation if the value of the cash, property or securities per share received by the holders of the shares of Series B Preferred Stock in such transaction would be less than the Liquidation Preference. The foregoing election right of the holders of the Series B Preferred Stock is exercisable by each of such holders and the exercise by any holder thereof shall not affect the rights of any other holders of Series B Preferred Stock.

          5.   Conversion.  The holders of the Series B Preferred Stock shall
               ----------
have the following conversion rights:

               (a)  Optional Conversion.  Each share of Series B Preferred Stock
                    -------------------
shall be convertible at any time, at the option of the holder of record thereof, into fully paid and nonassessable shares of Common Stock at the "Conversion Rate" (as defined in Section 5(c) below) then in effect upon surrender to the Corporation or its transfer agent of the certificate or certificates representing the shares of Series B Preferred Stock to be converted, as provided below, or if the holder notifies the Corporation or its transfer agent that such certificate or certificates have been lost, stolen or destroyed, upon the execution and delivery of an agreement and security satisfactory to the Corporation to indemnify the Corporation from any losses incurred by it in connection therewith. Such conversion shall occur automatically upon receipt of all applicable regulatory and other consents and approvals, and the Corporation shall reasonably cooperate with the holders of the Series B Preferred Stock to obtain all necessary consents and approvals.

               (b)  Mandatory Conversion. Beginning on the date which is 2 years
                    --------------------
from the date of the initial issuance of the Series B Preferred Stock (the "Original Issue Date") until the date which is 5 years after the Original Issue Date, the Corporation may require, by written notice to one or more of the holders of the Series B Preferred Stock given at least 30 days prior to the date of conversion, that all, but not less than all, of such holder's Series B Preferred Stock shall be automatically converted into fully paid and nonassessable shares of Common Stock at the Conversion Rate then in effect. Such conversion shall occur automatically upon receipt of all applicable regulatory and other consents and approvals, and the holders of the Series B Preferred Stock shall reasonably cooperate with the Corporation to obtain all necessary consents and approvals. In such event, the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided,
                                                                 --------
however, that the Corporation shall have no right to require conversion of the
-------
Series B Preferred Stock if the average of the Closing Prices of the Common Stock for the 30 trading days preceding the proposed date of conversion shall be less than the Conversion Price and provided, further, that the Corporation shall
                                   --------  -------
not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of the Series B Preferred Stock being converted are delivered to the Corporation or its transfer agent, as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes and delivers an agreement and security satisfactory to the Corporation to indemnify the Corporation from any losses incurred by it in connection therewith. For purposes of this provision the "Closing Price" means, for any security as of any date, the closing sale price for such security on the Nasdaq Stock Market as reported by the consolidated transaction reporting system, or, if the Nasdaq Stock Market is not the principal trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by the consolidated transaction reporting system, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg Financial Markets ("Bloomberg"), or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security that is listed by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc.

               (c)  Basis For Conversion; Converted Shares.  The basis for any
                    --------------------------------------
conversion under this Section 5 shall be the "Conversion Rate" in effect at the time of conversion, which for the purposes hereof shall mean the number of shares of Common Stock issuable with respect to each share of Series B Preferred Stock to be converted under this Section 5. Initially, the Conversion Rate shall be 3.2258:1 (i.e., 3.2258 shares of Common Stock for each share of Series B Preferred Stock being converted). Such Conversion Rate shall be subject to adjustment as provided in Section 6 below. As used herein, the term "Conversion Price" initially shall be $31.00 per share of Common Stock, but shall be subject to adjustment as provided herein. If any fractional interest in a share of Common Stock would be deliverable upon conversion of Series B Preferred Stock, the Corporation shall pay in lieu of such fractional share an amount equal to the Conversion Price of such fractional share (computed to the nearest ten thousandth of a share) in effect at the close of business on the date of conversion. Any shares of Series B Preferred Stock which have been converted shall be canceled and the certificates representing shares of Series B Preferred Stock so converted shall represent the right to receive (x) such number of shares of Common Stock into which such shares of Series B Preferred Stock are convertible, plus (y) cash payable for any fractional share plus (z) all accrued but unpaid dividends relating to such shares. Upon the conversion of shares of Series B Preferred Stock as provided in this Section 5, the Corporation shall promptly pay all then declared and accrued but unpaid dividends to the holder of the Series B Preferred Stock being converted, if any. The Board of Directors shall at all times reserve a sufficient number of authorized but unissued shares of Common Stock to be issued in satisfaction of the conversion rights and privileges aforesaid.

               (d)  Mechanics of Conversion.  Before any holder of shares of
                    -----------------------
Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, or deliver an appropriate indemnity agreement and security, at the office of the Corporation or its transfer agent for the Series B Preferred Stock and in the case of a conversion pursuant to Section 5(a) above, shall give written notice to the Corporation of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. A certificate or certificates will be issued for the remaining shares of Series B Preferred Stock in any case in which fewer than all of the shares of Series B Preferred Stock represented by a certificate are converted.

          6.   Adjustment of Conversion Price and Conversion Rate.  The number
               --------------------------------------------------
and kind of securities issuable upon the conversion of the Series B Preferred Stock, the Conversion

Price and the Conversion Rate shall be subject to adjustment from time to time in accordance with the following provisions:

               (a)  Definition of Common Stock.  For purposes of this Section 6,
                    --------------------------
the term "Common Stock" shall be deemed to mean the Common Stock and the stock of the Corporation of any class, or series within a class, whether now or hereafter authorized, which has the right to participate in the distribution of either earnings or assets of the Corporation without limit as to the amount.

               (b)  Reorganization; Share Exchange; Reclassification.  In the
                    ------------------------------------------------
event of a reorganization, share exchange, or reclassification, other than a change in par value, or from par value to no par value, or from no par value to par value or a transaction described in subsection (c) or (d) below, each share of Series B Preferred Stock shall, after such reorganization, share exchange or reclassification, be convertible into the kind and number of shares of stock or other securities or other property of the Corporation which the holder of Series B Preferred Stock would have been entitled to receive if the holder had held the Common Stock issuable upon conversion of such share of Series B Preferred Stock immediately prior to such reorganization, share exchange, or reclassification.

               (c)  Merger; Consolidation.  If (i) the Corporation consolidates
                    ---------------------
or merges into or with any other corporation or corporations or any other entity or entities (excluding any merger or consolidation in which the Corporation is the surviving corporation and, after giving effect thereto, the holders of the Corporation's outstanding capital stock (on a fully-diluted, as-converted basis) immediately prior to such merger or consolidation will own more than 50% of the outstanding capital stock of the Corporation (on a fully-diluted, as-converted basis) immediately following such merger or consolidation), or (ii) in a single transaction or a series of related transactions, the Corporation sells or transfers all or substantially all its assets, each share of Series B Preferred Stock shall, after such merger, consolidation or transaction(s), be convertible into the kind and number of shares of stock and/or other securities, cash or other property which the holder of such share of Series B Preferred Stock would have been entitled to receive if the holder had held the Common Stock issuable upon conversion of such share of Series B Preferred Stock immediately prior to such merger, consolidation or transaction(s).

               (d)  Subdivision or Combination of Shares.  In case outstanding
                    ------------------------------------
shares of Common Stock shall be subdivided, the Conversion Price shall be proportionately reduced as of the effective date of such subdivision. In case outstanding shares of Common Stock shall be combined, the Conversion Price shall be proportionately increased as of the effective date of such combination.

               (e)  Stock Dividends.  In case shares of Common Stock are issued
                    ---------------
as a dividend or other distribution on the Common Stock, then the Conversion Price shall be adjusted, as of the earliest of the date of such declaration, payment or other distribution, to that price determined by multiplying the Conversion Price in effect immediately prior to such declaration, payment or other distribution by a fraction (i) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the payment of such dividend or other distribution, and (ii) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after the payment of such dividend or other distribution. In the event that the Corporation shall declare or pay any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock on an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

               (f)  Adjustment of Conversion Rate.  Upon each adjustment of the
                    -----------------------------
Conversion Price under the provisions of this Section 6, the Conversion Rate shall be adjusted to an amount determined by dividing $100 by such adjusted Conversion Price.

               (g)  Other Provisions Applicable to Adjustment Under this
                    ----------------------------------------------------
Section.  The following provisions will be applicable to the adjustments in the
-------
Conversion Price and the Conversion Rate as provided in this Section 6:

                    (i)   Treasury Shares.  The number of shares of Common Stock
                          ---------------
at any time outstanding shall not include any shares thereof then directly or indirectly owned or held by or for the account of the Corporation. For purposes of this Section 6, the sale or other disposition of any Common Stock of the Corporation theretofore held in its treasury shall, unless otherwise set forth herein, be deemed to be an issuance thereof.

                    (ii)  Other Action Affecting Common Stock.  In case the
                          -----------------------------------
Corporation shall take any action affecting the outstanding number of shares of Common Stock other than an action described in any of the foregoing subsections 6(b) to 6(e) hereof, inclusive, which would have an inequitable or dilutive effect on the relative percentage ownership interests of the holders of Series B Preferred Stock that could not have been cured or avoided by the holders of the Series B Preferred Stock by their exercise of any available rights of first offer, the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors of the Corporation on the advice of the Corporation's independent public accountants may in good faith determine to be equitable in the circumstances.

                    (iii) Minimum Adjustment.  No adjustment of the Conversion
                          ------------------
Price shall be made if the amount of any such adjustment would be an amount less than 1% of the then applicable Conversion Price, but any such amount shall be carried forward and an adjustment with respect thereof shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate an increase or decrease of 1% or more of the then applicable Conversion Price.

               (h)  Notices of Adjustments.  Whenever the Conversion Rate and
                    ----------------------
Conversion Price is adjusted as herein provided, an officer of the Corporation shall compute the adjusted Conversion Rate and Conversion Price in accordance with the foregoing provisions and shall prepare a written certificate setting forth such adjusted Conversion Rate and Conversion Price and showing in detail the facts upon which such adjustment is based, and such written instrument shall promptly be delivered to the record holders of the Series B Preferred Stock.

          7.   Notices of Record Dates and Effective Dates.  In case (i) the
               -------------------------------------------
Corporation shall declare a dividend (or any other distribution) on the Common Stock payable otherwise than in shares of Common Stock; (ii) the Corporation shall authorize the granting to the holders of Common Stock of rights to subscribe for or purchase any shares of capital stock of any class or any other rights; (iii) of any reorganization, share exchange or reclassification of the capital stock of the Corporation, or of any consolidation or merger to which the Corporation is party or of the sale, lease or exchange of all or substantially all of the property of the Corporation; or, (iv) of a Liquidation, then the Corporation shall cause to be mailed to the record holders of the Series B Preferred Stock at least 20 days prior to the applicable record date or effective date hereinafter specified, a notice stating the date on which a record is to be taken for the purpose of such dividend, distribution or rights, or, if a record is not to be taken, the date as of which the holders of record of Common Stock to be entitled to such dividend, distribution or rights are to be determined or the date on which such dividend, granting of rights, reclassification, reorganization, share exchange, consolidation, merger, sale, lease, exchange, or Liquidation is expected to become effective, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such dividend, granting of rights, reclassification, reorganization share exchange, consolidation, liquidation, merger, sale, lease, exchange, dissolution or Liquidation.

          8.   Voting Rights.  Holders of Series B Preferred Stock shall be
               -------------
entitled to notice of any stockholder's meeting. However, the holders of shares of Series B Preferred Stock shall not be entitled to vote upon any matters upon which holders of the Common Stock have the right to vote. Upon conversion of Series B Preferred Stock to Common Stock, the holders of such Common Stock shall be entitled to such voting rights with respect to such Common Stock as the other holders of Common Stock.

          9.   Redemption.  Except as provided below, at any time after 2 years
               ----------
from the Original Issue Date, any holder of Series B Preferred Stock shall have the right to require the Corporation to redeem all or any shares of Series B Preferred Stock then held by such holder (the "Redemption Right") at a price equal to the original purchase price paid to the Corporation by such holder, plus any accrued but unpaid dividends (the "Series B Redemption Price"). In the event that the average of the Closing Prices of the Common Stock of NAS for the 30 trading days preceding the second, third, fourth, fifth or sixth anniversaries of the Original Issue Date shall be less than the Conversion Price (a "Low Stock Price Condition"), then the Corporation may, by written notice (the "Extension Notice"), elect to postpone the holder's Redemption Right until the next following anniversary of the Original Issue Date. The Extension Notice shall be effective only if delivered on the first Business Day following the pertinent anniversary date of the Original Issue Date or, if such anniversary date is not a Business Day, then the date for delivery of the Extension Notice shall be the next Business Day. The Company's right to postpone the holder's Redemption Right for such one-year periods shall not be available for the one-year period following any anniversary date in which the Company was entitled to deliver an Extension Notice and failed to do so on a timely basis. The Company's right to postpone the holder's Redemption Right for such one-year periods shall expire on the sixth anniversary of the Original Issue Date. The holders shall in any event have the right to require redemption from and after the seventh anniversary of the Original Issue Date. Payment of the Series B

Redemption Price to the holders of Series B Preferred Stock shall be made by the Corporation from any source of funds legally available therefor within 90 business days (the "Series B Redemption Date"). Any holder of shares of the Series B Preferred Stock wishing to exercise such redemption right shall give written notice (the "Series B Redemption Notice") by mail, postage prepaid, to the Corporation of such holders' intention to exercise such redemption right. Such notice shall state the intention of such holder to exercise its redemption rights and shall set forth the number of shares of Series B Preferred Stock in respect of which redemption is demanded. Prior to payment of the Series B Redemption Price, each holder of shares of Series B Preferred Stock who shall have requested that such holder's shares of Series B Preferred Stock be so redeemed shall surrender the certificate or certificates evidencing such shares to the Corporation. In the case of any certificate or certificates which have been lost, stolen or destroyed, the holder of such certificate or certificates shall make, execute and deliver an agreement and security satisfactory to the Corporation to indemnify the Corporation from any losses incurred by it in connection therewith.

          10.  Amendment; Waiver.  Except as expressly prohibited by Delaware
               -----------------
law, this Certificate of Designation may be amended and any provision herein may be waived with the approval of the holders of a majority of the Series B Preferred Stock and the Board of Directors. Any amendment or waiver so effected shall be binding upon each holder of Series B Preferred Stock.

[Signature Page Follows]

          IN WITNESS WHEREOF, this Certificate has been signed by the President and Chief Executive Officer and attested to by the Secretary of Network Access Solutions Corporation this ____ day of __________, 2000.


                                             By:____________________________

By:_________________________
   Secretary